Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-35760, 333-71839, 333-91345, 333-68958, 333-107692, 333-112615, and 333-148011) and Form S-3 (Nos. 333-18385, 33-60071, 333-71797, and 333-96173) of Sara Lee Corporation of our report dated 24 May 2012 relating to the combined financial statements of the International Coffee and Tea Operations of Sara Lee Corporation which appears in the Form F-1/A of D.E MASTER BLENDERS 1753 B.V. , which is incorporated by reference in this Current Report on Form 8-K of Sara Lee Corporation dated 25 May 2012.

PricewaterhouseCoopers Accountants N.V.

Amsterdam, The Netherlands

25 May 2012

/s/ Huub C. Wüst RA